Exhibit 10.19

AVX Corporation

Amended and Restated 2014 Management Incentive Plan

1.  Purpose.  The Company wishes to provide for the award of annual incentive compensation to selected employees of the Company and its Subsidiaries if specified Performance Goals are achieved.  The general purpose of the Plan is to promote the interests of the Company’s shareholders by providing to selected employees incentives to continue and to increase their efforts with respect to, and remain in the employ of, the Company and its Subsidiaries.

2.  Administration.  The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”), which shall be comprised of three or more persons, at least two of whom shall qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue code of 1986, as amended.

Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including without limitation the authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to grant Awards, to determine the terms, provisions and conditions of all Awards granted under the Plan (which need not be identical), the individuals to whom and the time or times when Awards shall be granted, and to make all other necessary or advisable determinations with respect to the Plan.  The determination of the Committee on such matters shall be conclusive.

3.  Participants.  The Committee shall from time to time select the Corporate Officers of the Company to whom Awards are to be granted, and who will, upon such grant, become participants in the Plan.

4. Performance Awards.

(a)  The Performance Goal(s) and Performance Period applicable to an Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period. The Committee shall have the discretion to later revise the Performance Goal(s) solely for the purpose of reducing or eliminating the amount of compensation otherwise payable upon attainment of the Performance Goal(s).

(b) In making an Award, the Committee, after taking into account the input from the Chief Executive Officer with respect to the other participants, may take into account a participant’s responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as it deems appropriate.    The amount paid out upon satisfying the Performance Goals shall not exceed 200% of the employee’s base salary determined on the date of grant of the Award, and in no event shall an employee receive payments under the Plan in connection with any one fiscal year which exceeds $5.0 million.

5.  Employment.  Except as provided below, an Award shall terminate, and the participant will forfeit all rights to such Award, if the participant does not remain continuously employed and in good standing with the Company until payment of such Award. In the event of the termination of a participant’s employment after the end of a Performance Period but prior to payment of such Award by reason of the participant’s Retirement, Incapacity or death, the participant, or the participant’s estate, as the case may be, will be entitled to such Award, payable as provided in Section 6 below. In the event of a participant’s Retirement, Incapacity or death prior to the end of a Performance Period, the participant,  or the participant’s estate, as the case may be, will be entitled to receive a payment equal to the pro rata portion (based on the number of days worked during the Performance Period) of the Award, if any, that would otherwise be payable if the participant had continued employment through the end of the Performance Period. Such pro rata payment, if any, will be payable as provided in Section 6 below.

6.Payment of Awards.  Payment with respect to an Award will be made within a reasonable period of time after the determination of any performance Award by the Committee, but no later than March 15 next following the end of the Performance Period for which an Award was earned.

7.Nonexclusive Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either generally applicable or applicable only in specific cases.

8.Nonassignability.  No Awards may be transferred, alienated or assigned other than by will or by the laws of descent and distribution.

9.Amendment of Discontinuance.  The Plan may be amended or discontinued by the Committee without the approval of the Board.

10.Effect of Plan.  Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any officer or employee any right to continued employment or any other rights.

11.Effective Date of Plan.  The Plan shall take effect as of April 1, 2014.

12. Withholding. The company shall have the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, country and local taxes (including the participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

13.Definitions.  For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)	“Award” means a cash incentive award made pursuant to this Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Company” means AVX Corporation, a Delaware corporation.

(e)

"Incapacity" means any material physical, mental or other disability rendering the participant incapable of substantially performing his services hereunder that is not cured within 180 days of the first occurrence of such incapacity. In the event of any dispute between the Company and the participant as to whether the participant is incapacitated as defined herein, the determination of whether the participant is so incapacitated shall be made by an independent physician selected by the Company's Board of Directors and the decision of such physician shall be binding upon the Company and the participant.

(f)	“Performance Goal(s)” means the Profit Before Taxes target established by the Committee for a Performance Period.

(g)	“Performance Period” means the fiscal year of the Company or such other period of time as is designated by the Committee during which the Performance Goal(s) are measured.

(h)	“Plan” means this 2014 AVX Corporation Management Incentive Plan as amended from time to time.

(i)	“Profit Before Taxes” means income before special, unusual, restructuring or extraordinary items and taxes as reported in the Company’s consolidated financial statements.

(j)

“Retirement” means, with respect to any participant, the participant's retirement as an employee of the Company on or after reaching age 65, or as otherwise provided under a participant's terms of employment governed by a separate agreement.

(k)

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  The “Subsidiaries” means more than one of any such corporations.